Exhibit 99.1

For Immediate Release

CHINA GREEN MATERIAL TECHNOLOGIES, INC. COMPLETES
$2.8 MILLION PRIVATE PLACEMENT
AND EXECUTES 24-MONTH LOCK-UP AGREEMENT

HARBIN, China, June 29, 2010 -- China Green Material Technologies, Inc. (OTC Bulletin Board: CAGM, or the “Company"), a Chinese leader in developing and manufacturing starch-based biodegradable containers, tableware and packaging materials, today announced that it has entered into a definitive agreement with an investor for the issuance and sale of 1,866,666 shares of its common stock for gross proceeds of $2,800,000.  In connection with the private placement, the parties entered into a lock-up agreement, under which the securities being issued are subject to a 24-month hold period expiring June 25, 2012.  A copy of the lock-up agreement will be filed by the Company with the SEC.

The Company plans to use the net proceeds to invest in sales and marketing and for working capital. During the balance of the year, the Company also expects to deploy capital toward bringing its new manufacturing facility online, resulting in an increase in manufacturing capacity of approximately 45%.

The securities offered in the private placement have not been registered under the Securities Act of 1933, as amended, or any state securities laws and were sold in a private placement transaction in reliance on Section 4(2) of the Securities Act and Regulation S.

About China Green Material Technologies, Inc.

Website: http://www.sinogreenmaterial.com

China Green Material Technologies, Inc. (OTCBB: CAGM) is a China-based manufacturer of starch-based biodegradable containers, tableware and packaging products. Headquartered in Harbin city of China, the Company currently has 153 employees. The Company has developed proprietary biodegradable food packaging materials technologies.

Safe Harbor Statement

This press release contains certain statements that may include “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are often identified by the use of forward-looking terminology such as "believe, expect, anticipate, optimistic, intend, will" or similar expressions. Such forward-looking statements involve known and unknown risks and uncertainties that may cause actual results to be materially different from those described herein as anticipated, believed, estimated or expected. Investors should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of risks and factors, including those discussed in the Company's periodic reports that are filed with and available from the Securities and Exchange Commission. All forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by these risks and other factors. Other than as required under the securities laws, the Company does not assume a duty to update these forward-looking statements.

For more information, please contact:

In China:
Feng Peng
HC International, Inc.
86-138-12271616
feng.peng@hcinternational.net

In the U.S.:
Christine Greany
HC International, Inc.
858-523-1732
christine.greany@hcinternational.net